EXHIBIT 23.2

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements on Form S-8 (333-75201 and 333-61864), of our report dated February 23, 2001, except as to the information included in the second and third paragraphs under the caption "Foreign Currency Translations and Comprehensive Income" in Note 1, as to which the date is March 29, 2002, with respect to the December 31, 2000, consolidated financial statements and schedule of Cost-U-Less, Inc. included in its Annual Report (Form 10-K) for the fiscal year ended December 29, 2002, filed with the Securities and Exchange Commission.

                                                ERNST & YOUNG LLP

Seattle, Washington
April 10, 2003